Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information, contact:

Donna Lee

636-728-3189

THERMADYNE HOLDINGS CORPORATION ANNOUNCES

DELAY IN FILING ITS ANNUAL REPORT ON FORM 10-K

ST. LOUIS, MO – March 31, 2006 – Thermadyne Holdings Corporation (OTCBB: THMD) announced today that it will not file its 2005 Annual Report on Form 10-K by today’s extended filing deadline. In filings made with the Securities and Exchange Commission on March 15, 2006, the Company had indicated its intent to file its 10-K report by March 31, 2006.

In a Current Report on Form 8-K filed today, the Company indicated that during its December 31, 2005 financial close process, it was performing a detailed review of its foreign subsidiaries compliance with U.S. generally accepted accounting principles (“U.S. GAAP”), specifically regarding foreign currency transactions and translations of balances. The Company also indicated that it is continuing to complete the analysis to support the consolidated financial statements. The review and analysis is continuing although the Company has identified adjustments that may be required to comply with U.S. GAAP.

These adjustments are not expected to materially impact reported cash flows or operating earnings measures, but they would, if required, impact pretax income, net income and earnings per share. Because the Company has not yet completed its internal review and reached final conclusions, it is not in a position to quantify the impact of the adjustments, if any.

The Company is working to complete the review and analysis to be able to file its 2005 Annual Report on Form 10-K as soon as possible. However, the Company cannot predict with any degree of certainty when this will be at this time.

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of core brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, TurboTorch®, and Cigweld®. Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1993 and the Securities Exchange Act of 1934. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the company’s most recent reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission.